Exhibit 4.48

Call Option Agreement

This Call Option Agreement (hereinafter referred to as “this Agreement”) is hereby made and concluded by and between the following Parties in Beijing, People’s Republic of China (hereinafter referred to as “China”) on December 10, 2013.

Party A: Beijing Perfect World Game Software Co., Ltd.

Address: Room 5465, Building 3, No. 3 Xijing Road, Badachu Hi-tech Park,

Shijingshan District, Beijing

Party B: Beijing Perfect World Digital Technology Co., Ltd.

Address: A801, Floor 8, Building 1, Yard No. 1 Shangdi East Road, Haidian District,

Beijing

Party C: Yufeng Chi

ID No.: ***

Party D: Xiaoxi Yang

ID No.: ***

Whereas:

(1)         Party C and Party D are stockholders of Party B, holding 90% and 10% of Party B’s equity, respectively;

(2)         Party A is an existing wholly foreign-owned enterprise legally established in China which provides Party B with related services such as technology support and consultation, for now acting as an important cooperative partner of Party B;

(3)         Party C and Party D are intended to grant Party A an exclusive option to purchase at any time part of or all Party B’s equity held by Party C and Party D in accordance with the laws and regulations of China.

Pursuant to the relevant laws and regulations of China, the Parties, on account of the principle of sincere cooperation, equality, mutual benefit and common development and through amicable negotiation, hereby agree as follows:

Article 1 Definition

In this Agreement, the following terms shall be referred to as follows:

1.1          “Agreement” refers to this Agreement, along with its Appendixes attached hereto and the written documents about changes and/or amendments of this Agreement as may be signed by the Parties from time to time;

1.2          “China” refers to the People’s Republic of China, exclusive of Hong Kong, Taiwan and Macao for the purpose of this Agreement;

1.3          “Date” refers to the month, day and year. Such words as “within” and/or “no later than” in this Agreement shall include the figure itself following these words.

Article 2 Grant and Exercise of the Call Option

2.1 The Parties hereto agree that, Party A shall have the exclusive option to purchase at any time part of or all Party B’s equity held by Party C and/or Party D pursuant to the provisions hereunder. The option may be exercised by Party A or the qualified entity designated by Party A. The option shall be granted to Party A immediately upon the conclusion of this Agreement by the Parties, and shall not be cancelled within the valid period hereof.

2.2 The exercise of the call option shall only be effective when: the act that Party A directly holds or the qualified entity designated by Party A holds the equity of Party B is in consistence with the applicable laws and regulations of China.

2.3 To exercise the call option, Party A shall send a written notice (“Exercise Notice”) to either Party C or Party D in which Party A indicates clearly that it will effect the intention to purchase the call option as agreed, as well as the quantity of the equity to be purchased.

2.4 Party C and/or Party D, as the case may be, shall sign with Party A or the qualified entity designated by Party A the Equity Transfer Contract consistent with the Exercise Notice and other documents related to the equity transfer (altogether referred to as “Transfer Documents”) within thirty (30) days upon the receipt of the Exercise Notice.

2.5 In case Party A decides to exercise the call option in line with laws, Party B, Party C and Party D shall unconditionally assist Party A in going through all the necessary formalities concerning examination, approval, license, registration and filing of the transfer.

Article 3 Exercise Price

Unless otherwise required by law to be evaluated, the purchase price of the entire equity purchased shall be the higher one between: (1) RMB10,000; or (2) the lowest price permitted by law. In the event that Party A chooses to purchase part of the equity, the purchase price shall be reasonably adjusted in line with the ratio of the part to be purchased of the entire equity.

Both Party C and Party D agree that, to the extent permitted by the relevant policies, laws and regulations, all exercise prices obtained by the authorizer when Party A performs its call option will be given to Party B for free.

Article 4 Representations and Warranties

4.1 Each Party hereby represents and warrants to the other Parties that:

(1)   It has all the necessary rights and capabilities to grant authority to sign this Agreement hereunder, and bears the duty to perform all the obligations and responsibilities hereof;

(2)   Neither does the execution or performance of this Agreement violate any significant contract or agreement of which it is acting as a Party, nor any significant contract or agreement binding upon it or its assets.

4.2 Party B, Party C and Party D respectively and jointly represent and warrant to Party A that:

(1) Upon the effectiveness of this Agreement, Party C and Party D will legally own the equity of Party B and have the full and valid right to dispose such equity unless otherwise prescribed in laws and regulations of China. Apart from the pledge arrangement as described in the Equity Pledge Agreement concluded by the Parties on December 10, 2013, Party B’s equity held by Party C and Party D is free from any other pledge or other third-party equity, and is safe from third-party recourse.

(2) During the valid period of the Agreement, Party C and/or Party D shall not transfer their hold of equity of Party B to any third Party without Party A’s written consent.

(3) During the valid period of this Agreement, Party B’s business operations will comply with the laws, regulations, decrees as well as the administrative rules and guidelines promulgated by other relevant administrative authorities of China, and will bear no existence of such situations as violating the above-mentioned stipulations which give rise to adverse impact on Party B’s business operations or assets.

(4) Before Party A (or the qualified entity designated by Party A) exercises the call option and obtains all of Party B’s equity, Party B shall not:

(a)         make any supplements, modifications or amendments to Party B’s articles of association in any way or manner which will substantially influence Party B’s assets, responsibilities, operations, equity and other legitimate rights (except the capital increase proportionally required by law );

(b)         engage in any transaction that will substantially influence Party B’s assets, responsibilities, operations, equity and other legitimate rights (except those occurring in the process of its normal or daily business operations or those exposed to Party A and executed with Party A’s written consent);

(c)          urge the general meeting of Party B’s stockholders to pass the resolution on dividend and bonus distribution;

(d)         sell, transfer, mortgage or otherwise dispose any assets and legal or beneficial interests from business operations or proceeds in any way or manner, or permit any other security interest to be set on them (except those occurring in the process of its normal or daily business operations or those exposed to Party A and executed with Party A’s written consent);

(e)          without Party A’s prior written consent, inherit, guarantee or allow the existence of any debt, except: (i) those occurring in the process of normal or daily business operations rather than through borrowing; and (ii) those exposed to Party A and occurred with Party A’s written consent;

(f)           without Party A’s prior written consent, sign any significant contract, except the contracts signed in the process of normal business operations (in this paragraph, a contract with a value exceeding RMB100,000 shall be regarded as a significant one);

(g)          without Party A’s prior written consent, merge or unite with any person, or acquire or invest in any person.

(5) Before Party A (or the qualified entity designated by Party A) exercises the call option and obtains all of Party B’s equity, Party C and Party D shall jointly or respectively:

(a)         immediately inform Party A of the lawsuits, arbitrations or proceedings that have occurred or are likely to occur concerning the equity held;

(b)         urge the general meeting of Party B’s stockholders to vote for approval of the transfer of the equity to be purchased prescribed herein; urge Party B to amend its articles of association so as to reflect the transfer of shares or equity from Party C and/or Party D to Party A or Party A’s designee as well as other changes described herein, and go through the registration formalities for such changes in China’s organs of power; urge Party B to appoint Party A or the person designated by Party A’s designee as the new director and/or the new legal representative by means of the resolution approved by the general meeting of Party B’s stockholders;

(c)          enter into the documents, take the actions and raise the indictments that are all necessary or appropriate, and defend against any claim in a necessary and appropriate manner so as to maintain the ownership of the equity;

(d)         to the extent permitted by relevant laws and regulations, transfer their respective equity to Party A or Party A’s designated representative promptly and unconditionally upon the request by Party A from time to time, and waive their preemptive right obtained from the above-mentioned equity transfer to another existing stockholder;

(e)          strictly abide by this Agreement and the provisions of other agreements concluded by Party B and/or Party A jointly or respectively, perform in an earnest manner the obligations under these agreements and be free from any action or inaction that will affect the validity and enforceability of these agreements.

(6)  During the valid period of this Agreement, unless otherwise prescribed hereunder or with Party A’s written consent, Party C and Party D will jointly and respectively urge Party B:

(a)         to maintain its existence according to sound financial and commercial standards and practices, deal with business operations and affairs prudently and effectively, do its utmost to ensure that it continuously holds the permits, licenses and approvals necessary for normal operations and that these permits, licenses and approvals will not be cancelled;

(b)         not to make a reconciliation by itself or waive and/or change its right to request or other rights in any lawsuit without Party A’s prior written consent;

(c)          to do its utmost to remain the current organizational structure unchanged, maintain relations with its customers so as to assure that Party B’s reputation and business operations will not be materially influenced by adverse impact after the equity transfer;

(d)         not to provide any loan or credit to any person without Party A’s prior written consent;

(e)          not to merge or unite with any third party , acquire the assets or businesses of any third party, invest in any third party or transfer its assets or other rights to any third party without Party A’s prior written consent;

(f)           to do its utmost to obtain all the government approvals and other consents (if necessary) required by the equity transfer in case Party A exercises the call option in line with the provisions hereof.

Article 5 Other Provisions

To the extent permitted by the applicable laws, Party C and Party D will extend Party B’s operation period in accordance with Party A’s approved operation period so as to make it consistent with Party A’s operation period.

Article 6 Confidentiality

Each Party hereto shall keep the contents of this Agreement confidential and not disclose the contents to any other person or make any publications concerning the contents without the prior consent of the other Parties. However, this obligation of confidentiality does not apply to any information which is: (i) disclosed in line with relevant laws and regulations; (ii) available in a public way and it’s not caused by the default of the Party who discloses such information; (iii) disclosed by the Party to its stockholders, legal advisers, accountants, financial consultants or other professional consultants; or (iv) disclosed to the potential buyer of the Party’s equity or the Party’s stockholder’s equity, other investors or the debts or equity financiers and such receivers shall make appropriate commitments to confidentiality (in case Party A is not the transferor, Party A’s consent is also needed).

Article 7 Applicable Laws and Default Liability

The execution, efficacy, interpretation, performance and dispute resolution in connection with this Agreement shall be governed by the laws of People’s Republic of China.

In case any Party hereto violates the provisions of this Agreement, fails to fully perform this Agreement, makes any false and fake representation and/or warranty hereunder, conceals or omits any significant fact, or fails to perform its warranty, the Party shall be deemed to be in breach of this Agreement and it shall assume the corresponding liability for such default in accordance with law.

Article 8 Dispute Resolution

8.1 Any dispute arising from or out of the performance of this Agreement shall be settled by the Parties involved through amicable negotiations. In case no settlement can be reached, such dispute may be submitted for arbitration;

8.2 The dispute will be submitted to Beijing Arbitration Commission (hereinafter referred to as “Commission”) for arbitration in line with the then effective arbitral proceedings in Beijing;

8.3 The award of the Commission shall be final and binding upon the Parties hereto. The arbitration costs, including but not limited to the arbitration fees and counsel fees shall be borne by the losing party, unless otherwise prescribed in the award.

Article 9 Effectiveness

This Agreement shall come into force upon the signing of the Parties hereto and continue to be effective until December 10, 2033.

Notwithstanding the foregoing provisions, Party A may terminate this Agreement by informing other Parties involved thirty (30) days in advance. In addition, no other Party may terminate this Agreement without a consensus of the Parties involved.

Article 10 Amendments

The Parties shall perform all the provisions of this Agreement upon its effectiveness. Any amendment to this Agreement shall be subject to the negotiations of the Parties involved and shall be effective only after the Parties involved obtain the necessary authorizations and approvals and in the written form.

Article 11 Counterparts

This Agreement is executed in four (4) originals. Party A, Party B, Party C and Party D shall hold one original respectively.

Article 12 Supplementary Provisions

12.1 Party C and Party D shall undertake the joint and respective obligations, commitments and responsibilities towards Party A. For Party A, the default by either Party C or Party D shall automatically constitute a default by the other Party.

12.2 The headings to the articles hereof are for ease of reference only, and in no event shall the substance of any paragraph or the interpretation be influenced by such headings.

12.3 As to the matters not mentioned herein, the Parties shall sign a supplementary agreement to be the Appendix hereto, which has the same legal force as this Agreement.

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Party A:	/s/ Beijing Perfect World Game Software Co., Ltd.

Party B:	/s/ Beijing Perfect World Digital Technology Co., Ltd.

Party C:	/s/ Yufeng Chi

Party D:	/s/ Xiaoxi Yang